Exhibit 99.3
Offer by HSBC Holdings plc (“HSBC”)
to exchange
7.35% Subordinated Notes due 2032 of HSBC, CUSIP No. 404280AE9
which have been registered under the Securities Act of 1933, as amended
(the “New 7.35% Notes”)
for any and all Outstanding
7.35% Subordinated Notes due 2032 of HSBC, CUSIP Nos. 404280AC3 and G4634UAU6
(the “Old 7.35% Notes”)
and
to exchange
7.625% Subordinated Notes due 2032 of HSBC, CUSIP No. 404280AF6
which have been registered under the Securities Act of 1933, as amende
(the “New 7.625% Notes” and, together with the New 7.35% Notes, the “New Notes”)
for any and all Outstanding
7.625% Subordinated Notes due 2032 of HSBC, CUSIP Nos. 404280AD1 and G4634UAV1
(the “Old 7.625% Notes” and, together with the Old 7.35% Notes, the “Old Notes”)
pursuant to the terms of
the Prospectus, dated        ●       , 2005

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON        ●       , 2005, UNLESS EXTENDED OR EARLIER TERMINATED IN ACCORDANCE WITH THE PROSPECTUS (AS IT MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). TENDERS OF OLD NOTES MAY BE WITHDRAWN ANYTIME PRIOR TO EXPIRATION DATE.
●, 2005
To Our Clients:
      Enclosed is a prospectus, dated        ●       , 2005 (the “Prospectus”), of HSBC Holdings plc, an English public limited company (the “Company”), and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by the Company to exchange:

•	for each $1,000 principal amount of Old 7.35% Notes, $1,000 in principal amount of New 7.35% Notes; and

•	for each $1,000 principal amount of Old 7.625% Notes, $1,000 in principal amount of New 7.625% Notes, upon the terms and subject to the conditions set forth in the Exchange Offer.
      We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The material relating to this Exchange Offer is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.
      We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We urge you to read carefully the Prospectus and the Letter of Transmittal and the other materials provided herewith before instructing us to tender your Old Notes. Your instructions to us should be forwarded as promptly as possible in order to permit us to tender notes on your behalf in accordance with the provisions of the Exchange Offer.
      Tenders of the Old Notes may be validly withdrawn at any time prior to the Early Tender Deadline. Holders who have properly withdrawn their tender of Old Notes prior to the Early Tender Deadline may re-tender Old Notes at any time on or prior to the Expiration Date by following the appropriate procedures described in the

Offering Memorandum under “The Exchange Offer—Procedures for Tendering”, provided, however, in order to receive the early tender payment, those Old Notes must be re-tendered prior to the Early Tender Deadline.
      Your attention is directed to the following:

1.	For each $1,000 principal amount of Old 7.35% Notes accepted for exchange, the holder of such Old 7.35% Notes will receive $1,000 principal amount of the New 7.35% Notes. For each $1,000 principal amount of Old 7.625% Notes accepted for exchange, the holder of such Old 7.625% Notes will receive $1,000 principal amount of the New 7.625% Notes. The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes, except that the New Notes have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), will not bear any legends restricting their transfer and will not contain terms with respect to the interest rate step-up provisions and transfer restrictions.

2.	To participate in this Exchange Offer, the tendering holder must represent to us that (i) the New Notes to be received by it will be acquired in the ordinary course of its business; (ii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes; (iii) it has not engaged in, and does not intend to engage in , the distribution of the New Notes; and (iv) unless it is our affiliate, it is not a broker-dealer that acquired Old Notes for its own account as a result of market-making or other trading activities.

3.	The Exchange Offer is for any and all Old Notes that are issued and outstanding.

4.	If you desire to tender any Old Notes pursuant to the Exchange Offer, we must receive your instructions in ample time to permit us to effect a tender of Old Notes on your behalf on or prior to the Expiration Date.

5.	As described more fully in the Prospectus, the Exchange Offer is subject to conditions, which may be waived by the Company, in whole or in part in its sole discretion. The Exchange Offer, however, is not conditioned on any minimum number of Old Notes being tendered.

6.	Any transfer taxes incident to the transfer of the Old Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the instructions in the Letter of Transmittal.
      If you wish to have us tender any or all of your Old Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the enclosed instruction letter. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Notes held by us and registered in our name for your account.
      Please note that the Exchange Offer is not directed to, nor will the Company accept any tender for exchange from, any person in any jurisdiction in which participation in such Exchange Offer would be unlawful.

Very truly yours,

Instructions with Respect to the Exchange Offer
      The undersigned acknowledge(s) receipt of your letter enclosing the Prospectus, dated        ●       of HSBC Holdings plc and the related specimen Letter of Transmittal.
          This will instruct you to tender the number of Old Notes indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal. (Check one).

Box 1 ☐	Please tender my Old Notes held by you for my account. If I do not wish to tender all of the Old Notes held by you for my account, I have identified on a signed schedule attached hereto the number of Old Notes that I do not wish tendered.

Box 2 ☐	Please do not tender any Old Notes held by you for my account.

Date	Signature(s)

Please print name(s) here

Area Code and Telephone No.
      Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Old Notes.